ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

CORNERSTONE STRATEGIC VALUE FUND, INC.

Cornerstone Strategic Value Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST. Article FIRST of the charter of the Corporation (the “Charter”) is hereby amended in its entirety to read as follows:

The name of the corporation (which is hereinafter referred to as the "Corporation") is

CORNERSTONE STRATEGIC INVESTMENT FUND, INC.

SECOND. The foregoing amendment to the Charter was authorized and approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2–605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD. These Articles of Amendment shall become effective at 11:59 p.m. on December 6, 2024.

FOURTH. The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary this 8th day of November, 2024.

By:	/s/ Ralph W. Bradshaw	By:	/s/ Hoyt Peters

Ralph W. Bradshaw	Hoyt Peters
President	Secretary

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